                                                                    EXHIBIT 12.3


                                 PSEG POWER LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 For the Quarters            For the Years Ended
                                                  Ended March 31,                December 31,
                                                 --------------------------------------------------------
                                                   2004    2003     2003    2002    2001     2000   1999
                                                 --------------------------------------------------------
                                                                 (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $ 185   $ 300     $ 800   $ 781   $ 644   $ 521   $ 807

Fixed Charges                                        72      58       225     219     213     209     126

Capitalized Interest                                (31)    (28)     (109)    (95)    (63)    (11)     (2)

Preferred Stock Dividend Requirements                --      --        --      --      --      --     (12)
                                                 --------------------------------------------------------
Total Earnings                                    $ 226   $ 330     $ 916   $ 905   $ 794   $ 719   $ 919
                                                 ========================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                  $  72   $  57     $ 223   $ 217   $ 206   $ 209   $ 114

Interest Factor in Rentals                           --       1         2       2       7      --      --

Preferred Securities Dividends Requirements of
   Subsidiaries                                      --      --        --      --      --      --      12
                                                 --------------------------------------------------------
Total Fixed Charges                               $  72   $  58     $ 225   $ 219   $ 213   $ 209   $ 126
                                                 ========================================================

Ratio of Earnings to Fixed Charges                 3.14    5.69      4.07    4.13    3.73    3.44    7.29
                                                 ========================================================

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.